                                                                    EXHIBIT 10.5

                            HANGAR LICENSE AGREEMENT

         Agreement, dated September 19, 2002, by and between CONAGRA FOODS, INC., a Delaware corporation ("ConAgra") and SWIFT BEEF COMPANY, a Delaware corporation ("Company").

RECITALS:

         This Agreement is made with reference to the following facts and circumstances:

         (a) Company is the assignee from ConAgra of the tenant's interest in land in Greeley, Weld County, Colorado leased from Greeley-Weld County Airport Authority ("Authority") pursuant to a Greeley-Weld County Airport Ground Lease Agreement for Land Space # 19 & 65 dated August 2, 2000, as amended by an Amendment No. 1 dated October 27, 2000 and an Amendment No. 2 dated December 4, 2001 (the "Ground Lease"), as more particularly described therein (the "Land").

         (b) Company is the transferee from ConAgra of the buildings, fixtures and other improvements affixed to the Land (the "Hangar"). The Land and the Hangar are collectively referred to as the "Premises".

         (c) ConAgra and Company each own an aircraft that is based at the Hangar, described as:

                  ConAgra Learjet: Learjet 35A S/N 459 N829CA ("ConAgra Plane") Company Learjet: Learjet 35A S/N 590 N827CA ("Company Plane") collectively the "Planes".

         (d) The parties desire to set forth herein certain other agreements with respect to the joint use of the Premises by the parties.

AGREEMENT:

         In consideration of the foregoing recitals which are incorporated with and are made a part of this Agreement, and in further consideration of the mutual covenants and agreements hereinafter contained, the parties agree, subject to the terms and conditions hereinafter set forth, as follows:

         1. Term. The term of this Agreement shall be two (2) years, commencing on September 19, 2002 (the "Commencement Date and ending on September 19, 2004 (the "Termination Date").

         2. Maintenance of Premises. Company shall, at its sole cost and expense, be responsible for all maintenance, repair, replacement of and services to the Premises and the performance of all of the tenant's obligations under the Ground Lease. Services include, but are not limited to, weather reporting services, utilities, electrical, trash, janitorial, snow removal, mowing and the like.

         3. Non-Exclusive License.

                  (a) Grant of License. Company hereby grants to ConAgra a non-exclusive license for the Licensed Premises (defined below) for the storage, maintenance, scheduling and operation of the ConAgra Plane (the "Permitted Use").

                  (b) License Fee. ConAgra shall pay Company the sum of Eighteen Thousand and No/100 Dollars ($18,000.00) per annum, payable monthly in advance, in equal monthly installments of One Thousand Five Hundred and No/100 Dollars ($1,500.00) (the "License Fee") for ConAgra's use of the Licensed Premises. ConAgra shall timely pay to Company the License Fee on the first day of each month, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Company's address provided for in Section 10 of this Agreement or as otherwise specified by Company and shall be accompanied by all applicable state and local sales or use taxes. All past due payments required of ConAgra hereunder shall bear interest from the date due until paid at the lesser of eighteen percent per annum or the maximum lawful rate of interest.

                  (c) Licensed Premises. As used herein, the term "Licensed Premises" shall mean that portion of the Premises that is reasonably necessary for the Permitted Use and that does not interfere with Company's use of the Premises and operation of the Company Plane, as reasonably determined by Company, but in no event shall the Licensed Premises be more than 50% of the Premises.

                  (d) Use. ConAgra shall not use the Licensed Premises for any other purpose without the express written consent of Company, which consent shall not be unreasonably withheld. ConAgra agrees to pay any costs, loss, liability or damages which may arise by reason of ConAgra's use of the Licensed Premises hereunder. Additionally, ConAgra's use of the Licensed Premises shall be in such a manner so as not to interfere in any way with the operations of Company on the Premises, as determined by the Company in its reasonable discretion. Notwithstanding any provision herein to the contrary, Company agrees that the Company's use of the Premises shall not interfere with ConAgra's Permitted Use and Operation of the ConAgra Plane. ConAgra shall fully pay for all labor and materials used in, on, or about the Licensed Premises and will not permit or suffer any mechanics' or materialmen's liens of any nature to be affixed against Premises by reason of any work done or materials furnished to the Licensed Premises at ConAgra's instance or request.

         4. Non-liability. ConAgra shall not be liable for, and Company waives, releases and covenants not to sue ConAgra for, any claim, liability, damage, cost, fine, penalty or expense in any way relating to the maintenance, repair or operation of the Premises.

         5. Indemnification. Company shall indemnify, defend and hold ConAgra harmless from and against all losses, damages, liabilities, costs and expenses, including, but not limited to attorney's fees and legal costs, arising out of:
(a) a default under the Ground Lease; or (b) the Company's or its employees', agents' or contractors' negligence or willful misconduct in connection with the use, maintenance, repair or operation of the Premises or the Company Plane. ConAgra shall indemnify, defend and hold Company harmless from and against all losses, damages, liabilities, cost and expenses, including, but not limited to attorney's fees and legal costs, arising out of ConAgra's or its employees', agents', or contractors' negligence or willful misconduct in connection with the maintenance, repair or operation of the ConAgra Plane or other activities of such persons at the Premises.

         6. Insurance.

                  (a) Insurance on the Hangar. Company shall, at its sole cost and expense, keep the Hangar insured against loss by an "all risk" property insurance policy in an amount sufficient to prevent Company from being a co-insurer under the terms of the applicable policy, but in any event in an amount not less than ninety percent (90%) of the full replacement value of the Hangar, as determined from time to time. Such insurance shall contain a provision that no act or omission of Company or ConAgra shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained and shall contain a waiver of subrogation. Nothing contained herein shall be construed as creating any liability or responsibility on the part of ConAgra for the adequacy of insurance coverage on the Hangar. Company shall be deemed to be a self-insurer as to the deductible, self-insurance retention, or co-insurance applicable to such insurance coverage and shall pay any such amount applicable in the event of such loss or damage.

                  (b) Hangarkeepers Liability Insurance. Company shall, at its sole cost and expense maintain hangarkeepers liability insurance affording minimum single limit protection of Five Million Dollars ($5,000,000.00) per occurrence, and Ten Million Dollars ($10,000,000.00) in the aggregate.

                  (c) Liability Insurance. The parties shall each, at their respective sole cost and expense maintain:

                           (i) Commercial general liability insurance written on an occurrence form, including blanket contractual liability coverage against claims for bodily injury, death and property damage occurring in or about the Premises, affording minimum single limit protection of Five Million Dollars ($5,000,000.00) per occurrence, and Ten Million Dollars ($10,000,000.00) in the aggregate, with respect to personal injury or death and property damage; and

                           (ii) Automobile liability insurance against claims for bodily injury, death and property damage, affording minimum single limit protection of Two Million Dollars ($2,000,000.00) with respect to personal injury or death and property damage occurring or resulting from one occurrence.

                  (d) Terms Applicable to All Insurance Policies. All insurance policies maintained by the parties shall be issued by financially sound insurance companies duly authorized to conduct business in the State of Colorado. The insurance companies shall be required to give the parties thirty (30) days prior written notice in the event of cancellation or material alteration of coverage. Upon request, a party shall furnish the other party a certificate of insurance evidencing the coverages required hereunder.

         7. Termination. This Agreement may be terminated before the Termination Date under the following circumstances:

         (a) The parties may agree to terminate this Agreement at any time and under any circumstances that have been mutually agreed upon in writing.

         (b) At the option of ConAgra on ninety (90) days prior written notice to Company.

         (c) If one of the parties breaches the terms of this Agreement or any of the other documents referenced herein, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach.

                  After receiving such a written notice, the breaching party will then have ten (10) days to cure the breach. If the breaching party does not do so, the non-breaching party will have the right to terminate this Agreement.

         (d) In the event that a party to this Agreement incurs costs, expenses, and attorneys' fees in connection with protecting its rights or enforcing its remedies following a breach of this Agreement by the other party, the breaching party must reimburse the non-breaching party for all such costs, expenses, and attorneys' fees, regardless of whether or not the protection of rights or the enforcement of remedies involved judicial proceedings, arbitration proceedings, or other formal dispute resolution proceedings. The breaching party must reimburse the non-breaching party for these costs, expenses, and attorneys' fees within ten (10) days of receiving a reasonably detailed reimbursement claim from the non-breaching party.

          8. Survival of Claims. Any claims that the parties have against each other that arise out of actions or omissions that take place while this Agreement is in effect will survive the termination of this Agreement for three
(3) years after termination of this Agreement.

          9. Authority. Both parties to this Agreement represent and warrant that they have taken all corporate action necessary to authorize them to enter into and be bound by this Agreement. The parties further represent and warrant to each other that the officer signing this Agreement on behalf of each party has the necessary authority to do so, and has the authority to bind the party on whose behalf he is signing to perform its duties and obligations under this Agreement.

         10. Notices. All written notices sent under this Agreement will be sent by certified mail, return receipt requested, or by facsimile. All such notices will be effective upon receipt.

         Notices to ConAgra will be addressed as follows:

                           ConAgra Flight Operations
                           3619 Doolittle Plaza
                           Eppley Airfield
                           Omaha, Nebraska  68110
                           Attention: James W. Hollenbeck
                           Facsimile No.: (402) 595-4050

         With a copy to:

                           ConAgra Foods, Inc.
                           One ConAgra Drive
                           Omaha, Nebraska 68102-5001
                           Attention: Senior Vice President - Controller Facsimile No. (402) 595-4611

         Notices to Company will be addressed as follows:

                           Swift Beef Company
                           1770 Promontory Circle
                           Greeley, CO 80634
                           Attention: President
                           Facsimile No. (970) 506-8323

         With a copy to:

                           Vinson & Elkins L.L.P.
                           3700 Trammell Crow Center
                           2001 Ross Avenue
                           Dallas, Texas 75201
                           Attention: Michael D. Wortley
                           Facsimile No. (214) 220-7716

         11. Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Colorado.

         12. Assignment. This Agreement may be assigned by either party with prior written notice to the other party.

         13. Entire Agreement. This Agreement and the other documents referenced in it set out the entire agreement between the parties regarding the matters described in this Agreement. The parties agree that there are no other oral or written understandings or agreements between them regarding these matters, and that this Agreement and the other documents referenced in it supersede any previous oral or written understandings or agreements.

         14. Interpretation. This Agreement and any other documents related to it will be interpreted in a fair and neutral manner, without favoring one party over the other. No provision of this Agreement or any other document related to it will be interpreted for or against any party because the provision was drafted by that party or its legal representatives.

         15. Amendment, Modification, or Waiver. No amendment, modification, or waiver of any provision of this Agreement or any other document related to it will be effective unless it is made in writing, unless it is signed by the parties to be bound by it, and unless it clearly specifies the nature and extent of the amendment, modification, or waiver.

         16. Severability. If any provision of this Agreement is held to be invalid or unenforceable under any applicable law, that holding will not affect the validity or enforceability of the rest of the Agreement. Also, any provision of this Agreement which is held to be invalid or unenforceable will not be completely invalidated, but will instead be considered amended to the extent necessary to remove the cause of the invalidity or the unenforceability.

         17. Relationship of Parties. The relationship of the parties hereunder shall be that of independent contractors, and nothing shall be construed to alter this relationship. Nothing herein shall be construed to create a relationship of partner, agency, joint venture or employer/employee between the parties.

         18. No Waiver. If either party to this Agreement fails to insist upon strict performance of any obligation under this Agreement or any other document related to it, that failure will not result in a waiver of that party's right to demand strict performance in the future. This will be the case no matter how long the failure to insist upon strict performance continues.

         19. Successors and Assigns. This Agreement will be binding upon and will continue in effect for the benefit of the parties to it, as well as their successors and permitted assigns.

         20. Headings and Captions. The headings and captions of the sections and subsections of this Agreement are for convenience of reference only. Those headings and captions are not part of this Agreement, and will not be used in interpreting the Agreement.

         21. Company Plane Pilots. Simultaneous with the execution of this Agreement, ConAgra shall terminate two (2) pilots, selected by ConAgra, who regularly pilot the Company Plane, and Company shall offer such pilots employment to pilot the Company Plane at the same base salary as such pilots received from ConAgra. If such pilots, or either of them, accept employment with Company, nothing contained in this Agreement shall prohibit Company from terminating or changing the terms of employment of any such pilot (other than a reduction of such pilot's base salary) after the date hereof.


                            [Signatures on next page]

         IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement effective as of the date set forth above.

CONAGRA FOODS, INC.                          SWIFT BEEF COMPANY

By:  /s/ DWIGHT J. GOSLEE                    By:  /s/ DEBRA L. KEITH
   ---------------------------------            --------------------------------

Print Name: Dwight J. Goslee                 Print Name: Debra L. Keith

Title: Executive Vice President,             Title: Vice President, Tax
         Operations Control and
         Development